Exhibit 99.1
IVAX Announces Tender Offer for 4.5% Convertible Senior
Subordinated Notes due 2008
     Miami, Florida — February 22, 2006 — IVAX Corporation, a wholly owned subsidiary of Teva Pharmaceutical Industries Limited (“Teva”), announced today that it has commenced an offer to repurchase any and all of its outstanding 4.5% Convertible Senior Subordinated Notes due 2008 (the “Notes”). The indenture governing the Notes requires IVAX to make the offer as a result of the merger (the “Merger”) of IVAX with and into a wholly owned subsidiary of Teva and the related replacement of the Board of Directors of IVAX.
     IVAX is offering to purchase the Notes for cash at a purchase price, per $1,000 principal amount, equal to 100% of the principal amount, together with $17.88 per $1,000 principal amount, representing accrued and unpaid cash interest to, but excluding, April 8, 2006. In the event that all of the outstanding Notes are tendered in the tender offer, the aggregate purchase price required for IVAX to purchase the tendered Notes is estimated to be approximately $235,238,037.63. The tender offer for the Notes will expire at 5:00 p.m., Eastern Time, on Friday, March 24, 2006, unless extended or earlier terminated. Holders may withdraw their tendered Notes at any time prior to the expiration time. As required by the indenture governing the Notes, on April 10, 2006, IVAX will purchase all Notes properly tendered and not withdrawn. All Notes purchased pursuant to IVAX’ offer will be retired upon purchase. IVAX expects to fund the tender offer with cash on hand.
     Neither IVAX’ nor Teva’s Boards of Directors nor any other person makes any recommendation as to whether holders of Notes should choose to tender their Notes in this offer, and no one has been authorized to make such a recommendation.
     The Notes may be tendered only in accordance with the Notice of Change in Control and Offer to Purchase dated February 22, 2006. Noteholders may obtain the Notice of Change in Control and Offer to Purchase through the paying agent, U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107, Attn: Specialized Finance Dept., telephone number: (800) 934-6802.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     HOLDERS OF IVAX’ OUTSTANDING 4.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008 AND OTHER INTERESTED PARTIES ARE URGED TO READ IVAX CORPORATION’S NOTICE OF CHANGE IN CONTROL AND OFFER TO PURCHASE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IVAX CORPORATION AND THE OFFER.
     Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may be obtained without charge by directing a request to IVAX Corporation’s corporate secretary at: IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137.
     THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A TENDER OFFER FOR THE NOTES. THE TENDER OFFER WILL ONLY BE MADE PURSUANT TO THE NOTICE OF CHANGE IN CONTROL AND OFFER TO PURCHASE AND OTHER RELATED DOCUMENTS.
CONTACT:
David Malina
Vice President/Investor Relations and Corporate Communications
305-575-6043